UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/28/2013

QUANTUM CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  1-13449

Delaware	94-2665054
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1650 Technology Drive
Suite 700
San Jose, CA 95110
(Address of principal executive offices, including zip code)

408-944-4000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities

On June 28, 2013, Quantum Corporation (the "Company") approved a plan to further consolidate manufacturing activities with its contract manufacturer, Benchmark Electronics, that includes the termination of employees currently supporting these activities. The Company expects to complete the majority of these termination actions by the end of the fourth quarter of fiscal year 2014. The costs associated with the manufacturing consolidation primarily consist of one-time termination benefits and facility exit costs. The Company's preliminary estimate of these costs is approximately $13 million to $16 million for severance, benefits and remaining lease payments, depending on when it exits various buildings. Substantially all of these charges will result in future cash expenditures.
This Current Report on Form 8-K contains forward-looking statements, including, but not limited to, statements regarding the expected costs related to the announced actions. These forward looking statements are only predictions based on current information and expectations and are subject to certain risks and uncertainties, including, but not limited to, Quantum's ability to successfully implement the workforce reductions and facility exits as expected, possible changes in the size and components of the expected costs, and general economic conditions. More information about potential factors that could affect Quantum's business and financial results is included in the "Risk Factors" set forth in the periodic reports Quantum files with the Securities and Exchange Commission from time to time, including Quantum's Annual Report on Form 10-K for the fiscal year ended March 31, 2013 filed with the Securities and Exchange Commission on June 7, 2013. Actual results could differ materially from those set forth in the forward-looking statements as a result of such risk factors, as well as other risks and uncertainties. Quantum assumes no obligation to, and does not currently intend to, update these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM CORPORATION

Date: July 03, 2013	By:	/s/ Shawn D. Hall
Shawn D. Hall
Senior Vice President, General Counsel and Secretary